Date:	February 6, 2008
For Release:	Immediate
Contact:	Investor Contact:
Gary J. Morgan, Senior VP of Finance, CFO
215-723-6751
gmorgan@met-pro.com

Met-Pro Corporation to Present at the
15th Annual Emerald Groundhog Day Investment Forum

Harleysville, PA, February 6 - Met-Pro Corporation (NYSE: MPR) today announced that Raymond J. De Hont, Chairman and Cheif Executive Officer, will present at the 15th Annual Emerald Groundhog Day Investment Forum in Philadelphia, Pennsylvania on Thursday, February 7, 2008 beginning at 11:20 a.m. Eastern Time.

A copy of the presentation materials will also be available on the Company's website at www.met-pro.com on the same date.

Mr. De Hont will also announce at the Emerald Groundhog Day Investment Forum that the Company expects to file amended Quarterly Reports on Form 10-Q/A and an amended Annual Report on Form 10-K/A within the next two weeks, in order to restate its financial statements for the fiscal year and fiscal quarter ended January 31, 2007 and for the interim quarterly periods ended April 30, July 31, and October 31, 2007, as a result of the premature recognition of certain net sales and net income, as was previously reported in a Current Report on Form 8-K filed on January 23, 2008.

Mr. De Hont will state that the Company does not expect the net sales, net income, earnings per share or backlog figures to differ materially from those expressed in the Current Report on Form 8-K filed on January 23, 2008. He will also announce that a conference call will be scheduled with the investment community at the time of the filing of the amended reports.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, was recently recognized, for the second consecutive year, as one of America’s “200 Best Small Companies” by Forbes magazine. The Company was also recently named as one of America’s “Top Publicly-Held Manufacturers” by Start-It magazine. Through its business units, in the United States, Canada, Europe and The People's Republic of China, a wide range of products and services are offered for industrial, commercial, municipal and residential markets worldwide. These include product recovery and pollution control technologies for purification of air and liquids; fluid handling technologies for corrosive, abrasive and high temperature liquids; and filtration and purification technologies including proprietary water treatment chemicals and filter products. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s Web site at www.met-pro.com.